Exhibit 99.1

GrowGeneration Acquires Assets of Seattle Hydro Spot;

Opens Northwest Retail Distribution Center

Accretive Acquisition Positions GrowGen in Fast-Growing Northwest Market;

Denver, Colo., May, 23, 2017 / PRNewswire / – GrowGeneration Corp. (OTCQB:GRWG), (“GrowGen” or the “Company”), one of the largest specialty retail hydroponic and organic gardening stores, selling to both the commercial and home cannabis growers, with currently 13 locations, today announced it has acquired all of the assets of Seattle Hydro Spot and signed a three-year lease on a 4,000 square foot facility in Seattle, Wash. The Seattle Hydro Spot location, one of the original hydroponic stores in what is known as the Ballard neighborhood of Seattle, will serve as retail and warehouse location servicing the growing number of both commercial and home growers in the Northwest market.

Darren Lampert, Co-Founder and Chief Executive Officer of GrowGeneration, said “As noted by industry experts, the market for marijuana in Washington state is poised to double by 2020, reaching an estimated $2 billion. This represents a prime, underserved market for GrowGen, and we are excited to expand our brand into this region. With the cultivation 502 licenses issued, acquiring Seattle Hydro Spot, one of the original hydroponic retailers in Seattle, solidifies and strengthens our position in the Northwest, a region abundant with cultivators. Both Washington and Oregon have legalized both recreational and medicinal marijuana, representing significant growth opportunities for us.”

“With a retail and distribution presence, we are immediately well-positioned to serve the existing market, and we will quickly look to establish ourselves with large, commercial growers in the area,” added Mr. Lampert. “By increasing our warehouse and retail showroom space, we will be able to stock at inventory levels and sizes to attract the large commercial growers. Seattle Hydro Spot was working with 50 of the approximately 2,000 commercial growers in the Northwest, and we will work to expand that market share quickly.”

GrowGeneration acquired the assets of Seattle Hydro Spot, including existing inventory and fixed assets as well as the brand and customer relationships. In consideration, GrowGen paid $130,000 in cash, utilizing cash on hand, and the Seattle Hydro Spot owner has the opportunity to earn up to $30,000 in additional considerations based on the operation achieving an approximate 50% increase in revenues during the 12-month period following closing of the transaction. Seattle Hydro Spot, which has been in business for approximately six years, was operating at a revenue run-rate of approximately $1 million annually. Experienced, existing staff is expected to remain in place and the previous owner has agreed to join GrowGeneration as a salesperson, focused on large commercial growers, in the region.

“By leveraging the established brand presence, along with our proven model, we are confident we can at least double sales in this region over the next year,” added Mr. Lampert. “We are expanding the sales organization to target the large number of commercial growers in the region. In addition, we will improve profitability of the operation by taking advantage of our scale, volume purchasing power, and our growing outside sales organization.”

About GrowGeneration Corp.:

GrowGeneration Corp. (“GrowGen”) owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 13 stores, which includes nine locations in Colorado, two locations in California, one location in Nevada and one in Washington. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all of the major legalized cannabis states. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. According to New Frontier Data, the U.S. legal cannabis market was $6.6 billion in 2016 and is expected to reach $8.0 billion at the end of 2017. By 2025 the market is estimated to reach over $24 billion with a compound annual growth rate of 16%.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as "look forward," "believe," "continue," "building," or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:

Website: www.GrowGeneration.com

Facebook: GrowGenerationCorp

Twitter: @GrowGenOK

Instagram: Growgeneration_corp

Company Inquiries:	Investors:

GrowGeneration Corp.	Brett Maas
610-216-0057	Managing Partner, Hayden IR
michael@growgeneration.com	(646) 536-7331
brett@haydenir.com